Exhibit 5.1

June 9, 2025

Easter Parent, Inc.
2648 International Blvd.
Suite 115
Oakland, CA 94601

Re:	Registration Statement of Easter Parent, Inc.

Ladies and Gentlemen:

We have acted as special counsel to Easter Parent, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations thereunder, relating to the registration by the Company of 26,682,233 shares of the Company’s common stock (the “Securities”) to be issued in connection with the reorganization contemplated by the Agreement and Plan of Reorganization by and among the Company, ContextLogic Inc., and Easter Merger Sub, Inc. (the “Initial Reorganization Agreement”) as amended and restated by the Amended and Restated Agreement and Plan of Reorganization by and among the Company, ContextLogic Inc., and Easter Merger Sub, Inc. (the “A&R Reorganization Agreement” and together with the Initial Reorganization Agreement, the “Reorganization Agreement”). This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

In connection with the opinion expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.	the Registration Statement;
2.	the Reorganization Agreement;
3.
the Second Amended and Restated Certificate of Incorporation of Easter Parent, Inc, a form of which was filed as Exhibit 3.4 to the Registration Statement, which will be in effect upon the closing of the reorganization contemplated by the Reorganization Agreement; and

4.
the Amended and Restated Bylaws of Easter Parent, Inc., a form of which was filed as Exhibit 3.5 to the Registration Statement, which will be in effect upon the closing of the reorganization contemplated by the Reorganization Agreement.

In addition, we have examined originals or copies of such corporate records of the Company that we have considered necessary; resolutions of the Company relating to, among other things, the Reorganization Agreement, certified by the Company; and such other certificates, agreements and documents that we deemed relevant and necessary as a basis for the opinions set forth below. We have relied without independent investigation as to factual matters on the representations and warranties contained in the Reorganization Agreement and on certificates of public officials and other representatives of the Company.

We have assumed (a) the legal capacity of all natural persons executing the Reorganization Agreement and such other agreements, certificates and documents, (b) the genuineness of all signatures thereon, (c) the authenticity of all documents submitted to us as originals; (d) the authority of all persons signing the Registration Statement and such other agreements, certificates and documents on behalf of the parties thereto other than officers and other representatives of the Company; (e) the conformity to the original of all copies submitted to us as telecopies, photocopies or conformed copies and the authenticity of the originals of such copies; and (f) the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete.

In addition, in rendering the foregoing opinion, we have assumed that the Company’s issuance of the Securities does not and will not, except to the extent expressly stated in the opinions contained herein, violate any statute to which the Company or such issuance is subject. We have further assumed that the Company’s authorized capital stock will be as set forth in the Second Amended and Restated Certificate of Incorporation when effective and have not made any other inquiries or investigations.

Based on the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that the Securities, when issued in accordance with the terms of the Reorganization Agreement will be validly issued, fully-paid and nonassessable.

In connection with our opinion expressed above, we have assumed that, at or prior to the time of the delivery of any Securities, (i) the Registration Statement, as finally amended, will become effective under the Securities Act and will remain effective on the date of issuance of the Securities; (ii) the authorization of the Securities will not have been modified or rescinded by the board of directors of the Company or a committee thereto and there will not have occurred any change in law affecting the validity or enforceability of such Securities; and (iii) the Second Amended and Restated Certificate of Incorporation shall have been filed with the Secretary of State of the State of Delaware and shall have become effective in accordance with the terms thereof.

The opinion expressed above is limited to the laws of the State of Delaware. We express no opinion regarding any state securities or blue sky laws, or the applicability thereof to the transaction contemplated by the Registration Statement.

We express no legal opinion upon any matter other than that explicitly addressed above, and our express opinion herein contained shall not be interpreted to be implied opinions upon any other matter.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the prospectus which forms a part thereof. We also hereby consent to the filing of our opinion in the Registration Statement under the heading “Proposal 1 – Reorganization Proposal - Material Federal Income Tax Consequences”. In giving these consents, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,
/s/ Schulte Roth & Zabel LLP
SCHULTE ROTH & ZABEL LLP